Exhibit 10.47

Justin Bird
[***** ********* **]
[*** *****, ************ *****-*****]

April 18, 2023

Dear Justin,
Congratulations and thank you for your efforts toward making our Port Arthur LNG project a reality. This is another successful step as Sempra Infrastructure continues our journey of being North America’s premier energy infrastructure company.
As a team member whose “above and beyond” efforts contributed to the successful execution of a final investment decision for the Port Arthur LNG project, I am pleased to present you with a cash recognition award as an immediate bonus for this work and a cash retention award in consideration of the value that we anticipate that you will bring over the next few years, as evidenced by your key contributions to the Port Arthur LNG project. These awards reflect Sempra Infrastructure’s commitment to Champion People by rewarding employees at all levels whose contributions drive our success and shape our future.
Your recognition award of $150,000, less taxes and withholding, will be paid to you on your
April 21, 2023 paycheck. You will earn your cash retention award, which has a total value of $450,000, payable in three installments of $150,000, by remaining employed by Sempra Services Corporation or another Sempra company (collectively, the “Companies”), through the end of each retention period set forth below:

•Retention Period 1: You will earn a retention award installment of $150,000 by remaining employed by the Companies through April 21, 2024.

•Retention Period 2: You will earn a retention award installment of $150,000 by remaining employed by the Companies through April 21, 2025.

•Retention Period 3: You will earn a retention award installment of $150,000 by remaining employed by the Companies through April 21, 2026.

The retention award installments will be paid on your paycheck following the completion of the relevant retention period. You will not earn the retention award installment, or any portion thereof, if your employment ends prior to the completion of the relevant retention period under any of the following circumstances: (a) because you resign or retire; (b) due to your death or inability to perform your job, with or without reasonable accommodation, due to disability; or, (c) because the company terminates your employment for Cause. “Cause” for purposes of this agreement shall mean: (a) conviction of a crime of moral turpitude; (b) willful neglect of duties; or, (c) misconduct related to your employment.

Your employment will remain at will. However, in the event that the company opts to terminate your employment without Cause prior to payment of a retention award installment, you will be eligible for a pro rata portion of the retention award installment.

The recognition and retention award will not be “benefits attracting” which means they will not be included in the basis for calculating incentive compensation or pension benefits, nor can they be deferred under the company’s deferred compensation plans.

Justin, we truly appreciate your work and dedication to achieving such amazing progress on the Port Arthur LNG project and look forward to your future contributions.
Please sign and return this letter agreement and do not hesitate to reach out to Leslie Taylor in Human Resources if you have any questions.

Sincerely,

/s/ Randy Clark
Randy Clark

/s/
Justin Bird	Date

CC: Personnel File